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                                                                    EXHIBIT 11.2

                 PACIFIC REHABILITATION & SPORTS MEDICINE, INC.
                     CALCULATIONS OF NET EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                        THREE MONTHS ENDED                     NINE MONTHS ENDED
                                                           SEPTEMBER 30,                         SEPTEMBER 30,
                                               -------------------------------------  -----------------------------------
                                                  1995          1995                    1995         1995
                                                 PRIMARY    FULLY DULUTED    1994      PRIMARY   FULLY DULUTED    1994
                                               -----------  -------------  ---------  ---------  -------------  ---------
Actual weighted average shares outstanding
 for the period..............................       8,003         8,003        6,919      7,548        7,548        5,726
Dilutive common stock options and warrants
 using the treasury stock method.............         218           218           99        248          248           89
Contingent issuances of common stock in
 connection with acquisitions................          --            71           --         --           51           --
Common stock issuable pursuant to convertible
 notes payable...............................          59           580           --         59          343           --
                                                    -----         -----    ---------  ---------  -------------  ---------
    Total shares used in per share
     calculations............................       8,280         8,872        7,018      7,855        8,190        5,815
                                                    -----         -----    ---------  ---------  -------------  ---------
                                                    -----         -----    ---------  ---------  -------------  ---------
Net earnings.................................   $     141     $     141    $     676  $   1,382    $   1,382    $   1,515
                                                    -----         -----    ---------  ---------  -------------  ---------
                                                    -----         -----    ---------  ---------  -------------  ---------
Net earnings per share (1)...................   $     .02     $     .02    $     .10  $     .18    $     .18    $     .26
                                                    -----         -----    ---------  ---------  -------------  ---------
                                                    -----         -----    ---------  ---------  -------------  ---------

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(1) Fully  diluted earnings per share for the three month and nine month periods ended September 30, 1994 was not more than three percent different from primary earnings per share.